EXHIBIT 12
                                                                      Page 1

                          PENNSYLVANIA ELECTRIC COMPANY

                 CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES


                                                            Three Months Ended
                                                                March 31,
                                                         ---------------------
                                                           2002         2001
                                                          ------       ------
                                                        (Restated)
                                                             (In thousands)

EARNINGS AS DEFINED IN REGULATION S-K:
  Income/(Loss) before extraordinary items...........   $18,839  |  $(2,105)
  Add-                                                           |
   Interest and other charges, before reduction for              |
     amounts capitalized and deferred interest income    10,861  |   11,651
   Provision for income taxes........................    13,463  |   (2,756)
   Interest element of rentals charged to income (a).       318  |      769
                                                        -------  |   -------
                                                                 |
     Earnings as defined.............................   $43,481  |   $7,559
                                                        =======  |   ======
                                                                 |
FIXED CHARGES AS DEFINED IN REGULATION S-K:                      |
  Interest on long-term debt.........................    $8,421  |   $8,241
  Other interest expense.............................       605  |    1,575
  Subsidiary's preferred stock dividend requirements.     1,835  |    1,835
  Interest element of rentals charged to income (a)..       318  |      769
                                                        -------  |  -------
                                                                 |
     Fixed charges as defined........................   $11,179  |  $12,420
                                                        =======  |  =======
                                                                 |
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES (b)..       3.89 |     0.61
                                                        ========    =======


-------------------------

(a) Includes the interest element of rentals calculated at 1/3 of rental expense as no readily defined interest element can be determined.

(b) For the three month period ended March 31, 2001, Penelec's pre-tax earnings were inadequate to cover its fixed charges for the same period. The amount of such earnings deficiency for March 31, 2001 was $4.9 million pre-tax.

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